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                                                                    Exhibit 99.2


                    HOLLYWOOD CASINO CORPORATION COMMENCES
                   TENDER OFFER AND CONSENT SOLICITATION FOR
                       OUTSTANDING SENIOR SECURED NOTES

     Dallas, TX, April 21, 1999, -- Hollywood Casino(R) Corporation (NASDAQ:HWCC) announced today that it commenced a fixed spread cash tender offer for any and all of its outstanding 12-3/4% Senior Secured Notes due 2003 (the "Notes") on April 20, 1999. The Company has $204,712,000 principal amount of Notes outstanding. Concurrently with the tender offer, the Company is soliciting consents from the holders of the Notes to amend the Indenture under which the Notes were issued.

     The tender offer will expire at 12:00 noon, New York City time on Tuesday, May 18, 1999, unless extended or earlier terminated by the Company. The consent solicitation will expire at 5:00 p.m., New York City time on Friday, April 30, 1999, unless extended by the Company.

     Holders tendering their Notes will be required to consent to certain proposed amendments to the indenture governing the Notes, which will eliminate certain covenants and related provisions. Holders may not tender their Notes without also delivering consents or deliver consents without also tendering their Notes.

     The total consideration for each $1,000 principal amount of Notes validly tendered and not revoked on or prior to the expiration date of the tender offer will be (i) the price, calculated in accordance with standard market practice, based on the assumption that the Notes will be redeemed at $1,063.75 per $1,000 principal amount of Notes on the earliest redemption date, November 1, 1999, and that the yield to the earliest redemption date is equal to the sum of (x) the yield to maturity on the 5 5/8% U.S. Treasury Note due October 31, 1999, as calculated by Bear, Stearns & Co. Inc. for the tender as of 12:00 noon, New York City time, on the second business day immediately preceding the scheduled expiration date of the tender offer, plus 0.50% (50 basis points). Holders
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who validly tender Notes will also be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes.

     If the tender offer is consummated, the Company will make a consent payment of $30.00 per $1,000 principal amount of Notes for consents that are validly delivered and not revoked on or prior to the termination date of the consent solicitation. Holders who validly tender their Notes after the termination date of the consent solicitation will receive only the purchase price for the Notes but not the consent payment. The purchase price will equal the total consideration minus the consent payment.

     The purchase price for the Notes and the consent payment are expected to be paid promptly following the expiration date for the tender offer. The terms of the tender offer and consent solicitation, including the conditions to the Company's obligations to accept the Notes and consents tendered and given and pay the purchase price and consent payments, are set forth in Hollywood Casino Corporation's Offer to Purchase and Consent Solicitation Statement, dated April 20,1999. One of the conditions of the tender offer is the obtaining of financing. The Company may amend, extend or terminate the tender offer and consent solicitation at any time in its sole discretion without making any payments with respect thereto.

     Bear, Stearns & Co. Inc. is the dealer manager for the tender offer. Questions or requests for assistance may be directed to Bear, Stearns & Co. Inc.
(telephone: 877-696-2327).   Requests for documentation may be directed to
MacKenzie Partners, Inc., the information agent (telephone:  800-322-2885).

     Hollywood Casino Corporation owns and operates distinctive Hollywood-themed casino entertainment facilities under the service mark Hollywood Casino(R) in Aurora, Illinois and Tunica, Mississippi. The company also has a license to develop, own, and operate a Hollywood-themed destination resort in Shreveport, Louisiana. The Company is one of the nation's largest collectors and exhibitors of motion picture memorabilia.
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     Statements in this press release concerning future events, including the tender offer and consent solicitation plans are forward-looking statements and are subject to certain risks and uncertainties. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, economic, bank, equity and debt market conditions, changes in laws or regulations, licensing and other regulatory approvals, the availability of financing, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ended December 31, 1998.